Exhibit 99.1

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

Omnicare	news release

OMNICARE AND NEIGHBORCARE SIGN

DEFINITIVE MERGER AGREEMENT FOR $1.8 BILLION TRANSACTION

Combination Creates Premier Institutional Pharmacy Company

COVINGTON, Ky. and BALTIMORE, Md., July 7, 2005 - Omnicare, Inc. (NYSE: OCR) and NeighborCare, Inc. (NASDAQ: NCRX) today announced that the two companies have entered into a definitive merger agreement under which Omnicare will acquire all of the outstanding shares of NeighborCare common stock for $34.75 per share in cash, for a total transaction value of approximately $1.8 billion, which includes approximately $245 million of NeighborCare’s net debt. The transaction was unanimously approved by the Boards of Directors of both Omnicare and NeighborCare.

The transaction will enhance Omnicare’s position as the leading provider of pharmacy services for the elderly and will bring Omnicare’s total number of beds served to nearly 1.4 million, an increase of approximately 27%. The combined company will have a nationwide network of pharmacies serving long-term care providers in 47 states and the District of Columbia. Based upon results for Omnicare and NeighborCare for the quarter ended March 31, 2005, Omnicare’s combined annualized revenues on a pro forma basis would be approximately $6.0 billion.

Under the terms of the merger agreement, Omnicare will amend its outstanding tender offer for all of the outstanding shares of NeighborCare on or about July 14, 2005 to reflect the terms of the agreement. The merger, which has already cleared the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, is expected to close during the third quarter. Given the substantial economies of scale and cost synergies anticipated from the acquisition, it is expected that it will be significantly accretive to Omnicare’s diluted earnings per share in 2006 and beyond.

Joel F. Gemunder, president and chief executive officer of Omnicare, said, “We are very pleased to enter into a definitive merger agreement to acquire NeighborCare as we believe this transaction will deliver substantial value for the stockholders of both companies. More than a year in the making, the combination of our companies, we believe, will create a premier institutional pharmacy company and result in substantial benefits to both companies’ customers, employees and other interested constituencies. Omnicare’s acquisition of NeighborCare expands our reach and presence and enhances our opportunities for efficiencies through economies of scale. With our strong track record of enhancing shareholder value through the successful integration of acquisitions, I am confident that we will be able to rapidly and seamlessly integrate our two organizations to build a stronger, more efficient company while continuing to provide the excellent service and care that each and every customer expects from us.”

John J. Arlotta, NeighborCare’s chairman, president and chief executive officer said, “After careful consideration, our Board has decided that Omnicare’s revised offer is in the best interests of our shareholders. Over the past year and a half as an independent company, our organization has made significant progress in achieving our business goals and we are pleased that Omnicare has recognized the values inherent in our enterprise. We now believe that we can create even greater value by combining with Omnicare.”

The transaction is subject to the satisfaction of customary closing conditions contained in the merger agreement and the completion of the outstanding tender offer for NeighborCare’s shares.

Dewey Ballantine LLP and Axinn, Veltrop & Harkrider LLP are acting as legal counsel to Omnicare and Lehman Brothers Inc. and Lazard are acting as financial advisors. Innisfree M&A Incorporated is acting as information agent for Omnicare’s offer. Wachtell, Lipton, Rosen & Katz is acting as NeighborCare’s legal counsel and Goldman, Sachs & Co. is serving as financial advisor. MacKenzie Partners, Inc. is serving as NeighborCare’s information agent.

About Omnicare, Inc.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,090,000 beds in 47 states in the United States and in Canada, making it the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 30 countries worldwide.

About NeighborCare, Inc.

NeighborCare, Inc. (Nasdaq: NCRX) is one of the nation’s leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings. NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare’s operations span the nation, providing pharmaceutical services in 34 states and the District of Columbia. Visit our website at http://www.neighborcare.com.

Forward Looking Statements

This press release contains certain statements which are “forward-looking” statements under the federal securities laws and involve risks and uncertainties relating to the occurrence of future events. These statements include, but are not limited to, the impact of the NeighborCare acquisition on Omnicare’s earnings in 2005 and beyond; Omnicare’s ability to build upon its existing operations; geographic expansion opportunities; Omnicare’s ability to leverage services and capabilities among its national network of institutional pharmacies; Omnicare’s ability to successfully integrate this acquisition and achieve synergies; and Omnicare’s strategy in the institutional pharmacy business. Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, the inability to integrate the NeighborCare acquisition as anticipated; the inability to realize expected revenues, earnings, synergies and other benefits from the NeighborCare acquisition; the performance of Omnicare’s institutional pharmacy business; business conditions in the institutional pharmacy industry generally; the inability to expand geographically as anticipated; the inability to leverage services and capabilities among Omnicare’s network of institutional pharmacies as anticipated; the effectiveness of Omnicare’s strategy in the institutional pharmacy business; and the ability of the NeighborCare acquisition to strengthen relationships with pharmaceutical and biotechnology companies. Omnicare assumes no obligation to update the forward-looking information. Other risks and uncertainties concerning Omnicare’s performance are set forth in reports and documents filed by Omnicare with the Securities and Exchange Commission from time to time. Please use caution in placing reliance on forward-looking statements.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase and related letter of transmittal. Investors and security holders are strongly advised to read the tender offer materials of Omnicare because they contain important information. The tender offer materials have been filed by Omnicare with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of these materials and other relevant documents on the SEC’s web site at: http://www.sec.gov. The tender offer materials and related documents may also be obtained for free by directing such requests to Omnicare at (859) 392-3331.

Omnicare Contacts:	NeighborCare Contacts:

Cheryl Hodges (859) 392-3331	Tania Almond (410) 528-7555

Andy Brimmer / Jamie Moser Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	Denise DesChenes / Dan Gagnier Citigate Sard Verbinnen (212) 687-8080

# # #